Artisan Partners Asset Management Inc. Reports 3Q24 Results
Milwaukee, WI - October 29, 2024 - Artisan Partners Asset Management Inc. (NYSE: APAM) (the “Company” or “Artisan Partners”) today reported its results for the three and nine months ended September 30, 2024, and declared a quarterly dividend.
Chief Executive Officer Eric Colson said, "Artisan Partners brings together differentiated investment talent, broad opportunity sets, and long-term asset allocation demand. This combination has tremendous power to compound client wealth and business value—over time periods that we believe matter to our clients and shareholders. Those time periods vary but we believe are measured in market cycles and multi-year periods. Since our IPO in 2013, we have returned $36.47 per share in cumulative dividends (relative to our IPO price of $30.00 per share) and delivered an annual total shareholder return, with dividends reinvested, of 12.38% versus 12.05% for the S&P 500 and 7.80% for the Russell 2000.

"Our earliest strategies, launched between 1995 and 2002, are style, market cap, or geographically oriented. They have been and remain powerful compounders, representing nearly $79 billion of our AUM and delivering average annual absolute returns of 10.66% and average annual alpha of 289 basis points, since inception and after fees.

"In the early 2000s, recognizing that our teams’ investment research covered a broad universe of global equities, we expanded degrees of freedom to include global equities, providing our talent with more ways to differentiate and aligning us with institutional demand, especially outside of the United States. The investment and business outcome has validated our approach. Today, the strategies we launched between 2005 and 2011 represent nearly $59 billion of AUM and have delivered average annual absolute returns of 8.63% and average annual alpha of 142 basis points, since inception and after fees.

“Our latest phase of growth has focused on fixed income, alternatives, and private assets. The public equity opportunity set has been shrinking, especially in the developed world. The number of U.S. public companies peaked in 1996 at over 8,000 and has declined by over 40% since. The number of developed market public companies peaked in 2007 at over 26,000 and has declined 20% since. As the opportunity set shrinks, allocators are increasingly accessing public equity returns via low cost exposure and thematic ETFs. There are now more than twice as many ETFs as there are publicly traded U.S. stocks.

"In response, we have added degrees of freedom across our existing investment strategies and focused new launches on areas where we believe there is more dispersion and greater opportunity for talent to generate differentiated results.

"Credit markets remain ripe for alpha given the number of issuers and variety of instruments and opportunities to differentiate. Unlike many high-yield strategies, the Artisan High Income strategy invests significantly in floating rate leveraged loans—which has contributed to Artisan High Income Fund being ranked #4 of 302 funds in its Lipper category over the ten years since its inception. Similarly, the Artisan Credit team has invested in less liquid, distressed, and other special situations in the Artisan Credit Opportunities strategy to generate an average annual return of 10.29%, after fees, since inception in 2017.

"Another example of expanding the opportunity set is the Artisan EMsights Capital Group. Across the team’s three strategies, they are invested in 66 countries. They own local currency positions in 32 countries, including Peru, Serbia, and Indonesia. They use derivatives extensively to isolate the risks they want to take and to take those risks efficiently. Artisan Global Unconstrained Fund includes 155 unique issuers, including hard and local currency sovereign and corporate bonds, treasury bills, loans, equities, currency forwards, futures, credit default and interest rate swaps, and options.

"Lastly, we continue to believe that private securities offer an additional dimension for talent to add value for clients. We currently have private investments in multiple strategies and both our China Post-Venture and Dislocation Opportunities funds are designed specifically to take advantage of private market opportunities. We remain committed to adding more private capabilities across our platform.

"Building durable investment strategies takes time. We have launched eight new strategies over the last five years, five of which are credit-oriented or alternative. They are compounding capital and generating differentiated results. Demand for these strategies exists, and we continue to develop our ability to access that demand. We have executed on this latest phase of thoughtful growth while continuing to deliver long-term results for shareholders. Over the last five years, we have returned $16.94 per share in cumulative dividends and delivered an annual total shareholder return of 18.56% versus 14.11% for the S&P 500 and 7.91% for the Russell 2000. We remain true to Who We Are as a high value-added investment firm and we continue to execute on our business model and philosophy. Compelling long-term outcomes for clients, talent, and shareholders follow."

The table below presents AUM and a comparison of certain GAAP and non-GAAP (“adjusted”) financial measures.

	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2024	2024	2023	2024	2023
	(unaudited, in millions except per share amounts or as otherwise noted)
Assets Under Management (amounts in billions)
Ending	$167.8	$158.9	$136.5	$167.8	$136.5
Average	162.8	158.6	142.2	158.5	139.0

Consolidated Financial Results (GAAP)
Revenues	$279.6	$270.8	$248.7	$814.8	$726.1
Operating income	93.2	86.6	82.2	257.5	227.2
Operating margin	33.3%	32.0%	33.0%	31.6%	31.3%
Net income attributable to Artisan Partners Asset Management Inc.	$72.9	$57.6	$53.1	$190.0	$157.5
Basic earnings per share	1.03	0.80	0.76	2.68	2.27
Diluted earnings per share	1.03	0.80	0.76	2.68	2.27

Adjusted[1] Financial Results
Adjusted operating income	$97.8	$87.3	$80.9	$266.7	$228.4
Adjusted operating margin	35.0%	32.2%	32.5%	32.7%	31.5%
Adjusted EBITDA[2]	$103.6	$92.3	$85.5	$282.2	$239.6
Adjusted net income	74.5	66.0	60.8	202.1	170.3
Adjusted net income per adjusted share	0.92	0.82	0.75	2.50	2.11

______________________________________
1 Adjusted measures are non-GAAP measures and are explained and reconciled to the comparable GAAP measures in Exhibit 2.
2 Adjusted EBITDA represents adjusted net income before interest expense, income taxes, depreciation and amortization expense.

September 2024 Quarter Compared to June 2024 Quarter
AUM increased to $167.8 billion at September 30, 2024, an increase of $8.9 billion, or 6%, compared to $158.9 billion at June 30, 2024, primarily due to $9.9 billion of market appreciation, partially offset by $0.8 billion of net client cash outflows and $0.2 billion of Artisan Funds' distributions not reinvested. For the quarter, average AUM increased 3% to $162.8 billion from $158.6 billion in the June 2024 quarter.
Revenues of $279.6 million in the September 2024 quarter increased $8.8 million, or 3%, from $270.8 million in the June 2024 quarter, primarily due to higher average AUM in the September 2024 quarter and one more calendar day in the September 2024 quarter.
Operating expenses of $186.4 million in the September 2024 quarter increased $2.2 million, or 1%, from $184.2 million in the June 2024 quarter, primarily due to a $3.0 million increase in long-term incentive compensation which was mainly driven by market valuation changes.
GAAP operating margin was 33.3% in the September 2024 quarter, compared to 32.0% in the June 2024 quarter. Adjusted operating margin was 35.0% in the September 2024 quarter, compared to 32.2% in the June 2024 quarter.
Within non-operating income (expense), investment gains (losses) are comprised of net investment gains (losses) of consolidated and nonconsolidated investment products, including investments held to economically hedge compensation plans (collectively referred to as "investments in sponsored products"). Total investment gains, which include gains attributable to third party shareholders of consolidated investment products, were $35.5 million in the September 2024 quarter, compared to gains of $3.5 million in the June 2024 quarter. Artisan Partners' portion of the gains from investments in sponsored products was $18.2 million in the September 2024 quarter, compared to gains of $0.8 million in the June 2024 quarter. The $18.2 million of gains for the September 2024 quarter was comprised of $9.5 million of gains on investments to hedge compensation plans and $8.7 million of gains on seed investments.
GAAP net income was $72.9 million, or $1.03 per basic and diluted share, in the September 2024 quarter, compared to GAAP net income of $57.6 million, or $0.80 per basic and diluted share, in the June 2024 quarter. Adjusted net income was $74.5 million, or $0.92 per adjusted share, in the September 2024 quarter, compared to adjusted net income of $66.0 million, or $0.82 per adjusted share, in the June 2024 quarter.
September 2024 Quarter Compared to September 2023 Quarter
AUM at September 30, 2024 was $167.8 billion, up 23% from $136.5 billion at September 30, 2023. The change in AUM from the prior year quarter was primarily due to $35.5 billion of investment returns, partially offset by $3.3 billion of net client cash outflows and $0.9 billion of Artisan Funds' distributions not reinvested. Average AUM for the September 2024 quarter was $162.8 billion, 14% higher than average AUM for the September 2023 quarter.
Revenues of $279.6 million in the September 2024 quarter increased $30.9 million, or 12%, from $248.7 million in the September 2023 quarter, primarily due to higher average AUM.
Operating expenses of $186.4 million in the September 2024 quarter increased $19.9 million, or 12%, from $166.5 million in the September 2023 quarter, primarily due to an $8.4 million increase in incentive compensation driven by higher revenues, and an $8.0 million increase in long-term incentive compensation costs; these costs included $5.8 million of additional expense from the market valuation changes and $1.2 million of additional expense from the retirement acceleration feature on 2024 grants.
GAAP operating margin was 33.3% in the September 2024 quarter, compared to 33.0% in the September 2023 quarter. Adjusted operating margin was 35.0% in the September 2024 quarter, compared to 32.5% in the September 2023 quarter.
Total investment gains, which include gains attributable to third party shareholders of consolidated investment products, were $35.5 million in the September 2024 quarter, compared to gains of $5.5 million in the September 2023 quarter. Artisan Partners' portion of the gains from investments in sponsored products was $18.2 million in the September 2024 quarter, compared to losses of $3.6 million in the September 2023 quarter.
GAAP net income was $72.9 million, or $1.03 per basic and diluted share, in the September 2024 quarter, compared to GAAP net income of $53.1 million, or $0.76 per basic and diluted share, in the September 2023 quarter. Adjusted net income was $74.5 million, or $0.92 per adjusted share, in the September 2024 quarter, compared to adjusted net income of $60.8 million, or $0.75 per adjusted share, in the September 2023 quarter.

Nine Months Ended September 2024 Compared to Nine Months Ended September 2023
AUM increased to $167.8 billion at September 30, 2024, an increase of 23% compared to $136.5 billion at September 30, 2023. Average AUM for the September 2024 nine-month period was $158.5 billion, 14% higher than average AUM of $139.0 billion for the September 2023 nine-month period.
Revenues of $814.8 million for the nine months ended September 2024 increased $88.7 million, or 12%, from $726.1 million for the nine months ended September 2023, primarily due to higher average AUM.
Operating expenses of $557.3 million for the nine months ended September 2024 increased $58.4 million, or 12%, from $498.9 million for the nine months ended September 2023, primarily due to a $53.1 million increase in compensation and benefits. The increase in compensation and benefits was comprised of a $29.9 million increase in incentive compensation due to increased revenues, a $16.1 million increase in long-term incentive compensation which included an $8.0 million increase from market valuation changes and $5.2 million of additional expense from the retirement acceleration provision on 2024 grants, and a $7.0 million increase in salaries and benefits as a result of increases in the number of full-time associates and salary increases.
GAAP operating margin was 31.6% for the nine months ended September 2024, compared to 31.3% for the nine months ended September 2023. Adjusted operating margin was 32.7% for the nine months ended September 2024, compared to 31.5% for the nine months ended September 2023.
Total investment gains, which include gains attributable to third party shareholders of consolidated investment products, were $70.3 million in the nine months ended September 2024, compared to gains of $45.7 million for the nine months ended September 2023. Artisan Partners' portion of the gains from investments in sponsored products was $35.5 million for the nine months ended September 2024, compared to gains of $19.2 million for the nine months ended September 2023. The $35.5 million for the nine months ended September 30, 2024 was comprised of $19.8 million of gains on investments to hedge compensation plans and $15.7 million of gains on seed investments.
GAAP net income was $190.0 million, or $2.68 per basic and diluted share, for the nine months ended September 2024, compared to GAAP net income of $157.5 million, or $2.27 per basic and diluted share, for the nine months ended September 2023. Adjusted net income was $202.1 million, or $2.50 per adjusted share, for the nine months ended September 2024, compared to adjusted net income of $170.3 million, or $2.11 per adjusted share, for the nine months ended September 2023.

Capital Management & Balance Sheet
Cash and cash equivalents were $253.9 million at September 30, 2024, compared to $141.0 million at December 31, 2023. During the September 30, 2024 quarter, the Company paid a variable quarterly dividend of $0.71 per share of Class A common stock with respect to the June 2024 quarter. The Company had total borrowings of $200.0 million at September 30, 2024 and December 31, 2023.
During the September 2024 quarter, limited partners of Artisan Partners Holdings exchanged 176,213 common units for 176,213 Class A common shares. The exchanges increased the Company's public float of Class A common stock by 176,213 or 0.3%.
Total stockholders’ equity was $405.0 million at September 30, 2024, compared to $351.4 million at December 31, 2023. The Company had 70.1 million Class A common shares outstanding at September 30, 2024. The Company’s debt leverage ratio, calculated in accordance with its loan agreements, was 0.5x at September 30, 2024.
Dividend
The Company’s board of directors declared a variable quarterly dividend of $0.82 per share of Class A common stock with respect to the September 2024 quarter. The variable quarterly dividend represents approximately 80% of the cash generated in the September 2024 quarter and will be paid on November 29, 2024, to shareholders of record as of the close of business on November 15, 2024. Based on our projections and subject to change, we expect some portion of the 2024 dividend payments to constitute a return of capital for tax purposes.
Subject to board approval each quarter, we currently expect to pay a quarterly dividend of approximately 80% of the cash the Company generates each quarter. We expect cash generation will generally equal adjusted net income plus long-term incentive compensation expense, less cash reserved for future franchise capital awards (which we expect will generally approximate 4% of investment management revenues each quarter), with additional adjustments made for certain other sources and uses of cash, including capital expenditures. After the end of the year, our board will consider payment of a special dividend.
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Conference Call
The Company will host a conference call on October 30, 2024, at 1:00 p.m. (Eastern Time) to discuss these results. Hosting the call will be Eric Colson, Chief Executive Officer, Jason Gottlieb, President, and C.J. Daley, Chief Financial Officer. Supplemental materials that will be reviewed during the call are available on the Company’s website at www.apam.com. The call will be webcast and can be accessed via the Company’s website. Listeners may also access the call by dialing 877.328.5507 or 412.317.5423 for international callers; the conference ID is 10192111. A replay of the call will be available until November 6, 2024, at 9:00 a.m. (Eastern Time), by dialing 877.344.7529 or 412.317.0088 for international callers; the replay conference ID is 5832848. An audio recording will also be available on the Company’s website.
Forward-Looking Statements and Other Disclosures
Certain statements in this release, and other written or oral statements made by or on behalf of the Company, are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are only predictions based on current expectations and projections about future events. These forward-looking statements are subject to a number of risks and uncertainties, and there are important factors that could cause actual results, level of activity, performance, actions or achievements to differ materially from the results, level of activity, performance, actions or achievements expressed or implied by the forward-looking statements. These factors include: the loss of key investment professionals or senior management, adverse market or economic conditions for whatever reason, poor performance of our investment strategies, change in the legislative and regulatory environment in which we operate, operational or technical errors or other matters that cause damage to our reputation, and other factors disclosed in the Company’s filings with the Securities and Exchange Commission, including those factors listed under the caption entitled “Risk Factors” in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on February 22, 2024, as such factors may be updated from time to time. Our periodic and current reports are accessible on the SEC's website at www.sec.gov. The Company undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.
Assets Under Management (AUM) refers to the assets of pooled vehicles and separate accounts to which Artisan Partners provides services. Artisan Partners’ AUM as reported here includes assets for certain strategies for which Artisan Partners provides non-discretionary model portfolios to managed account sponsors, for which we earn only investment-related service fees. Such non-discretionary assets are reported on a lag not exceeding one quarter and represented $98 million, $65 million and $55 million in aggregate as of September 30, 2024, June 30, 2024 and September 30, 2023, respectively. Artisan's definition of AUM is not based on any definition of Assets Under Management contained in the ADV or in any of Artisan's fund management agreements.
Results for any investment strategy described herein, and for different investment products within a strategy, are affected by numerous factors, including different material market or economic conditions; different investment management fee rates, brokerage commissions and other expenses; and the reinvestment of dividends or other earnings. The returns for any strategy may be positive or negative, and past performance does not guarantee future results.
Unless otherwise noted, composite returns have been presented gross of investment advisory fees applied to client accounts, but include applicable trade commissions and transaction costs. Management fees, when reflected, would reduce the results presented for an investor in an account managed within a composite. Net-of-fees composite returns presented in these materials were calculated using the highest model investment advisory fees applicable to portfolios within the composite. Fees may be higher for certain pooled vehicles, and the composite may include accounts with performance-based fees. Index returns do not reflect the payment of fees and expenses. Certain Artisan composite returns may be represented by a single account.
In these materials, we present Value Added, which is the difference between an Artisan strategy's average annual return and the return of its respective benchmark. We may also present Excess Returns (alpha), which are an estimate of the amount in dollars by which Artisan's investment strategies have outperformed or underperformed their respective benchmark. Excess Returns are calculated by (i) multiplying a strategy's beginning-of-year AUM by the difference between the returns (in basis points) of the strategy (gross of fees, unless otherwise indicated) and the benchmark for the ensuing year and (ii) summing all strategies' Excess Returns for each year calculated. Market Returns include all changes in AUM not included in Excess Returns, client cash flows and Artisan Funds distributions not reinvested. The benchmark used for purposes of presenting a strategy’s performance and calculating Value Added and Excess Returns is generally the market index most commonly used by our clients to compare the performance of the relevant strategy. For certain strategies that are managed for absolute return, the benchmark used for purposes of presenting a strategy’s performance and calculating Value Added and Excess Returns is the index used by the Company’s management to evaluate the performance of the strategy.

Composites / Indexes used for the comparison calculations described are: Non-U.S. Growth Strategy / International Value Strategy-MSCI EAFE Index; Global Equity Strategy / Global Opportunities Strategy / Global Value Strategy-MSCI ACWI Index; Global Discovery Strategy: MSCI ACWI Small Mid Index; Non-U.S. Small-Mid Growth Strategy-MSCI ACWI ex-USA Small Mid Index; U.S. Mid-Cap Growth Strategy-Russell Midcap Growth® Index; U.S. Mid-Cap Value Strategy-Russell Midcap Value® Index; U.S. Small-Cap Growth Strategy-Russell 2000 Growth® Index; Value Equity Strategy-Russell 1000 Value® Index; Developing World Strategy / Sustainable Emerging Markets Strategy-MSCI Emerging Markets Index; High Income Strategy-ICE BofA US High Yield Index; Credit Opportunities Strategy-ICE BofA US Dollar 3-Month Deposit Offered Rate Constant Maturity Index; Antero Peak Strategy / Antero Peak Hedge Strategy / Select Equity Strategy / Value Income Strategy-S&P 500® Index; International Explorer Strategy-MSCI All Country World Ex USA Small Cap Index; China Post-Venture Strategy-MSCI China SMID Cap Index; Floating Rate Strategy-Credit Suisse Leveraged Loan Total Return Index; Global Unconstrained Strategy-ICE BofA 3-Month U.S. Treasury Bill Index; Emerging Markets Debt Opportunities Strategy-J.P. Morgan EMB Hard Currency/Local Currency 50-50 Index; Emerging Markets Local Opportunities Strategy - J.P. Morgan GBI-EM Global Diversified Index. Where applicable, composite returns have been included for the following discontinued strategies and their indexes: Global Small-Cap Growth Strategy (Jul 1, 2013-Dec 31, 2016)-MSCI ACWI Small Cap Index; U.S. Small-Cap Value Strategy (Jun 1, 1997-Apr 30, 2016)-Russell 2000® Index; Non-U.S. Small-Cap Growth Strategy (Jan 1, 2002-Nov 30, 2018)-MSCI EAFE Small Cap Index. Index returns do not reflect the payment of fees and expenses. An investment cannot be made directly in an Artisan Partners composite or a market index and the aggregated results are hypothetical.
None of the information in these materials constitutes either an offer or a solicitation to buy or sell any fund securities, nor is any such information a recommendation for any fund security or investment service. The funds and strategies may not be available to all investors in all jurisdictions.
Any discrepancies included in this release between totals and the sums of the amounts listed are due to rounding.
Artisan High Income Fund - Investor Class was ranked as follows by Lipper, Inc. within the High Yield category as of September 30, 2024 (Fund/Category): 1yr (187/431); 3yr (28/406); (5yr (20/391); and 10yr (4/301). The number of funds in the category may include several share classes of the same mutual fund which may have a material impact on the fund's ranking within the category. Lipper rankings are based on total return of a fund’s stated share class, are historical and do not represent future results.
About Artisan Partners
Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners’ autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Source: Artisan Partners Asset Management Inc.

Investor Relations Inquiries
866.632.1770
ir@artisanpartners.com

Exhibit 1
Artisan Partners Asset Management Inc.
Consolidated Statements of Operations
(unaudited; in millions, except per share amounts or as noted)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2024	2024	2023	2024	2023
Revenues
Management fees
Artisan Funds & Artisan Global Funds	$174.7	$170.2	$156.4	$510.4	$452.6
Separate accounts and other	104.9	100.5	92.2	304.3	273.3
Performance fees	—	0.1	0.1	0.1	0.2
Total revenues	279.6	270.8	248.7	814.8	726.1

Operating expenses
Compensation and benefits	149.0	146.8	130.7	445.7	392.6
Distribution, servicing and marketing	6.3	6.4	6.2	19.1	17.8
Occupancy	8.2	7.5	7.2	23.0	21.5
Communication and technology	13.1	13.1	13.0	39.7	38.4
General and administrative	9.8	10.4	9.4	29.8	28.6
Total operating expenses	186.4	184.2	166.5	557.3	498.9
Operating income	93.2	86.6	82.2	257.5	227.2
Interest expense	(2.2)	(2.2)	(2.3)	(6.5)	(6.5)
Interest income on cash and cash equivalents and other	2.7	2.1	2.1	6.6	3.8
Net gain (loss) on the tax receivable agreements	(0.5)	—	0.5	(0.5)	0.5
Net investment gain (loss) of consolidated investment products	23.1	3.3	9.8	45.6	38.2
Net investment gain (loss) of nonconsolidated investment products	12.4	0.2	(4.3)	24.7	7.5
Total non-operating income (expense)	35.5	3.4	5.8	69.9	43.5
Income before income taxes	128.7	90.0	88.0	327.4	270.7
Provision for income taxes	24.6	18.7	14.6	65.3	51.7
Net income before noncontrolling interests	104.1	71.3	73.4	262.1	219.0
Less: Net income attributable to noncontrolling interests - Artisan Partners Holdings LP	14.5	11.5	11.3	38.9	35.5
Less: Net income (loss) attributable to noncontrolling interests - consolidated investment products	16.7	2.2	9.0	33.2	26.0
Net income attributable to Artisan Partners Asset Management Inc.	$72.9	$57.6	$53.1	$190.0	$157.5

Basic earnings per share - Class A common shares	$1.03	$0.80	$0.76	$2.68	$2.27
Diluted earnings per share - Class A common shares	$1.03	$0.80	$0.76	$2.68	$2.27

Average shares outstanding
Class A common shares	65.1	65.0	63.5	64.8	63.4
Participating unvested restricted share-based awards	5.5	5.5	5.6	5.5	5.6
Total average shares outstanding	70.6	70.5	69.1	70.3	69.0

Exhibit 2
Artisan Partners Asset Management Inc.
Reconciliation of GAAP to Non-GAAP (“Adjusted”) Measures
(unaudited; in millions, except per share amounts or as noted)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2024	2024	2023	2024	2023
Net income attributable to Artisan Partners Asset Management Inc. (GAAP)	$72.9	$57.6	$53.1	$190.0	$157.5
Add back: Net income attributable to noncontrolling interests - Artisan Partners Holdings LP	14.5	11.5	11.3	38.9	35.5
Add back: Provision for income taxes	24.6	18.7	14.6	65.3	51.7
Add back: Compensation expense (reversal) related to market valuation changes in compensation plans	4.6	0.7	(1.3)	9.2	1.2
Add back: Net (gain) loss on the tax receivable agreements	0.5	—	(0.5)	0.5	(0.5)
Add back: Net investment (gain) loss of investment products attributable to APAM	(18.2)	(0.8)	3.6	(35.5)	(19.2)
Less: Adjusted provision for income taxes	24.4	21.7	20.0	66.3	55.9
Adjusted net income (Non-GAAP)	$74.5	$66.0	$60.8	$202.1	$170.3

Average shares outstanding
Class A common shares	65.1	65.0	63.5	64.8	63.4

Assumed vesting or exchange of:
Unvested restricted share-based awards	5.5	5.6	5.7	5.5	5.7
Artisan Partners Holdings LP units outstanding (noncontrolling interest)	10.4	10.4	11.5	10.6	11.5
Adjusted shares	81.0	81.0	80.7	80.9	80.6

Basic earnings per share (GAAP)	$1.03	$0.80	$0.76	$2.68	$2.27
Diluted earnings per share (GAAP)	$1.03	$0.80	$0.76	$2.68	$2.27
Adjusted net income per adjusted share (Non-GAAP)	$0.92	$0.82	$0.75	$2.50	$2.11

Operating income (GAAP)	$93.2	$86.6	$82.2	$257.5	$227.2
Add back: Compensation expense (reversal) related to market valuation changes in compensation plans	4.6	0.7	(1.3)	9.2	1.2
Adjusted operating income (Non-GAAP)	$97.8	$87.3	$80.9	$266.7	$228.4

Operating margin (GAAP)	33.3%	32.0%	33.0%	31.6%	31.3%
Adjusted operating margin (Non-GAAP)	35.0%	32.2%	32.5%	32.7%	31.5%

Net income attributable to Artisan Partners Asset Management Inc. (GAAP)	$72.9	$57.6	$53.1	$190.0	$157.5
Add back: Net income attributable to noncontrolling interests - Artisan Partners Holdings LP	14.5	11.5	11.3	38.9	35.5
Add back: Compensation expense (reversal) related to market valuation changes in compensation plans	4.6	0.7	(1.3)	9.2	1.2
Add back: Net (gain) loss on the tax receivable agreements	0.5	—	(0.5)	0.5	(0.5)
Add back: Net investment (gain) loss of investment products attributable to APAM	(18.2)	(0.8)	3.6	(35.5)	(19.2)
Add back: Interest expense	2.2	2.2	2.3	6.5	6.5
Add back: Provision for income taxes	24.6	18.7	14.6	65.3	51.7
Add back: Depreciation and amortization	2.5	2.4	2.4	7.3	6.9
Adjusted EBITDA (Non-GAAP)	$103.6	$92.3	$85.5	$282.2	$239.6

Supplemental Non-GAAP Financial Information
The Company’s management uses non-GAAP measures (referred to as “adjusted” measures) of net income to evaluate the profitability and efficiency of the underlying operations of the business and as a factor when considering net income available for distributions and dividends. These adjusted measures remove the impact of (1) net gain (loss) on the tax receivable agreements (if any), (2) compensation expense (reversal) related to market valuation changes in compensation plans, and (3) net investment gain (loss) of investment products. These adjustments also remove the non-operational complexities of the Company’s structure by adding back noncontrolling interests and assuming all income of Artisan Partners Holdings is allocated to APAM. Management believes these non-GAAP measures provide meaningful information to analyze the Company’s profitability and efficiency between periods and over time. The Company has included these non-GAAP measures to provide investors with the same financial metrics used by management to manage the Company.
Non-GAAP measures should be considered in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. The Company’s non-GAAP measures may differ from similar measures used by other companies, even if similar terms are used to identify such measures. The Company’s non-GAAP measures are as follows:
•Adjusted net income represents net income excluding the impact of (1) net gain (loss) on the tax receivable agreements (if any), (2) compensation expense (reversal) related to market valuation changes in compensation plans, and (3) net investment gain (loss) of investment products. Adjusted net income also reflects income taxes assuming the vesting of all unvested Class A share-based awards and as if all outstanding limited partnership units of Artisan Partners Holdings had been exchanged for Class A common stock of APAM on a one-for-one basis. Assuming full vesting and exchange, all income of Artisan Partners Holdings is treated as if it were allocated to APAM, and the adjusted provision for income taxes represents an estimate of income tax expense at an effective rate reflecting APAM's current federal, state and local income statutory tax rates. The adjusted tax rate was 24.7% for all periods presented.
•Adjusted net income per adjusted share is calculated by dividing adjusted net income by adjusted shares. The number of adjusted shares is derived by assuming the vesting of all unvested Class A share-based awards and the exchange of all outstanding limited partnership units of Artisan Partners Holdings for Class A common stock of APAM on a one-for-one basis.
•Adjusted operating income represents the operating income of the consolidated company excluding compensation expense related to market valuation changes in compensation plans.
•Adjusted operating margin is calculated by dividing adjusted operating income by total revenues.
•Adjusted EBITDA represents adjusted net income before interest expense, income taxes, depreciation and amortization expense.
Net gain (loss) on the tax receivable agreements represents the income (expense) associated with the change in estimate of amounts payable under the tax receivable agreements entered into in connection with APAM’s initial public offering and related reorganization.
Compensation expense (reversal) related to market valuation changes in compensation plans represents the expense (income) associated with the change in the long-term incentive award liability resulting from investment returns of the underlying investment products. Because the compensation expense impact of the investment market exposure is economically hedged, management believes it is useful to reflect the expected net income offset in the calculation of adjusted operating income, adjusted net income, and adjusted EBITDA. The related investment gain (loss) on the underlying investments is included in the adjustment for net investment gain (loss) of investment products.
Net investment gain (loss) of investment products represents the non-operating income (expense) related to the Company’s investments, in both consolidated sponsored investment products and nonconsolidated sponsored investment products, including investments in sponsored investment products held to economically hedge compensation plans. Excluding these non-operating market gains or losses on investments provides greater transparency to evaluate the profitability and efficiency of the underlying operations of the business. Interest income generated on cash and cash equivalents is considered part of normal operations, and therefore, is not excluded from adjusted net income.

Exhibit 3
Artisan Partners Asset Management Inc.
Condensed Consolidated Statements of Financial Condition
(unaudited; in millions)

	As of
	September 30,	December 31,
	2024	2023
Assets
Cash and cash equivalents	$253.9	$141.0
Accounts receivable	110.0	101.2
Investment securities	211.9	150.5
Deferred tax assets	419.5	436.5
Assets of consolidated investment products	465.5	414.9
Operating lease assets	87.2	94.7
Other	62.6	67.1
Total assets	$1,610.6	$1,405.9

Liabilities and equity
Accounts payable, accrued expenses, and other	$193.2	$77.7
Borrowings	199.4	199.3
Operating lease liabilities	105.7	113.4
Amounts payable under tax receivable agreements	341.4	364.0
Liabilities of consolidated investment products	66.9	47.7
Total liabilities	906.6	802.1

Redeemable noncontrolling interests	299.0	252.4
Total stockholders’ equity	405.0	351.4
Total liabilities, redeemable noncontrolling interests and stockholders’ equity	$1,610.6	$1,405.9

Exhibit 4
Artisan Partners Asset Management Inc.
Assets Under Management
(unaudited; in millions)

	For the Three Months Ended			% Change from[2]
	September 30,	June 30,	September 30,	June 30,	September 30,
	2024	2024	2023	2024	2023

Beginning assets under management	$158,887	$160,384	$142,989	(0.9)%	11.1%
Gross client cash inflows	6,210	5,604	5,601	10.8%	10.9%
Gross client cash outflows	(6,953)	(7,214)	(6,940)	3.6%	(0.2)%
Net client cash flows	(743)	(1,610)	(1,339)	53.9%	44.5%
Artisan Funds' distributions not reinvested[1]	(222)	(91)	(75)	(144.0)%	(196.0)%
Investment returns and other	9,918	204	(5,080)	NM	295.2%
Ending assets under management	$167,840	$158,887	$136,495	5.6%	23.0%
Average assets under management	$162,783	$158,579	$142,199	2.7%	14.5%

	For the Nine Months Ended			% Change from
	September 30,	September 30,		September 30,
	2024	2023		2023

Beginning assets under management	$150,167	$127,892		17.4%
Gross client cash inflows	18,001	15,889		13.3%
Gross client cash outflows	(20,876)	(19,567)		(6.7)%
Net client cash flows	(2,875)	(3,678)		21.8%
Artisan Funds' distributions not reinvested[1]	(398)	(190)		(109.5)%
Investment returns and other	20,946	12,471		68.0%
Ending assets under management	$167,840	$136,495		23.0%
Average assets under management	$158,514	$138,982		14.1%

______________________________________
1 Artisan Funds' distributions not reinvested represents the amount of income and capital gain distributions that were not reinvested in the Artisan Funds.
2 "NM" stands for Not Meaningful.

Exhibit 5
Artisan Partners Asset Management Inc.
Assets Under Management by Investment Team and Vehicle
(unaudited; in millions)

Three Months Ended		By Investment Team[2]
	Growth	Global Equity	U.S. Value	International Value	Global Value	Sustainable Emerging Markets	Credit	Developing World	Antero Peak Group	International Small-Mid	EMsights Capital Group	Total
September 30, 2024
Beginning assets under management	$38,917	$13,495	$7,266	$43,745	$27,793	$1,857	$11,165	$3,997	$2,236	$7,042	$1,374	$158,887
Gross client cash inflows	1,192	79	131	1,284	974	41	1,120	106	124	268	891	6,210
Gross client cash outflows	(2,057)	(600)	(123)	(1,428)	(699)	(37)	(1,115)	(259)	(106)	(517)	(12)	(6,953)
Net client cash flows	(865)	(521)	8	(144)	275	4	5	(153)	18	(249)	879	(743)
Artisan Funds' distributions not reinvested[1]	—	—	—	(128)	—	—	(94)	—	—	—	—	(222)
Investment returns and other	1,610	791	537	3,475	1,660	145	546	381	149	518	106	9,918
Ending assets under management	$39,662	$13,765	$7,811	$46,948	$29,728	$2,006	$11,622	$4,225	$2,403	$7,311	$2,359	$167,840
Average assets under management	$38,736	$13,703	$7,538	$45,371	$28,598	$1,900	$11,361	$3,925	$2,273	$7,177	$2,201	$162,783

June 30, 2024
Beginning assets under management	$41,311	$14,259	$7,519	$43,262	$27,645	$1,042	$10,640	$3,837	$2,245	$7,390	$1,234	$160,384
Gross client cash inflows	706	216	129	1,446	588	846	1,047	157	127	194	148	5,604
Gross client cash outflows	(2,470)	(808)	(137)	(1,661)	(852)	(43)	(560)	(180)	(225)	(274)	(4)	(7,214)
Net client cash flows	(1,764)	(592)	(8)	(215)	(264)	803	487	(23)	(98)	(80)	144	(1,610)
Artisan Funds' distributions not reinvested[1]	—	—	—	—	—	—	(91)	—	—	—	—	(91)
Investment returns and other	(630)	(172)	(245)	698	412	12	129	183	89	(268)	(4)	204
Ending assets under management	$38,917	$13,495	$7,266	$43,745	$27,793	$1,857	$11,165	$3,997	$2,236	$7,042	$1,374	$158,887
Average assets under management	$39,539	$13,727	$7,273	$43,749	$27,794	$1,088	$10,850	$3,890	$2,245	$7,095	$1,329	$158,579

September 30, 2023
Beginning assets under management	$38,586	$13,917	$6,648	$36,786	$23,974	$873	$8,198	$3,572	$3,129	$7,192	$114	$142,989
Gross client cash inflows	1,181	141	84	1,957	376	17	799	131	43	170	702	5,601
Gross client cash outflows	(2,755)	(486)	(212)	(1,123)	(952)	(58)	(422)	(228)	(527)	(176)	(1)	(6,940)
Net client cash flows	(1,574)	(345)	(128)	834	(576)	(41)	377	(97)	(484)	(6)	701	(1,339)
Artisan Funds' distributions not reinvested[1]	—	—	—	—	—	—	(75)	—	—	—	—	(75)
Investment returns and other	(1,731)	(575)	(145)	(1,018)	(692)	(36)	138	(252)	(190)	(557)	(22)	(5,080)
Ending assets under management	$35,281	$12,997	$6,375	$36,602	$22,706	$796	$8,638	$3,223	$2,455	$6,629	$793	$136,495
Average assets under management	$37,406	$13,712	$6,655	$37,286	$23,780	$874	$8,474	$3,488	$2,917	$7,050	$557	$142,199

______________________________________
1 Artisan Funds' distributions not reinvested represents the amount of income and capital gain distributions that were not reinvested in the Artisan Funds.
2 Effective March 31, 2024, the International Small-Mid team, managing the Non-U.S. Small-Mid Growth strategy, became its own autonomous investment franchise. For comparability purposes, historical assets under management for both the Global Equity team and the International Small-Mid team are presented as though they were distinct teams prior to March 31, 2024.

Exhibit 5
Artisan Partners Asset Management Inc.
Assets Under Management by Investment Team and Vehicle
(unaudited; in millions)

Three Months Ended	By Vehicle
	Artisan Funds & Artisan Global Funds	Separate Accounts and Other [1]	Total
September 30, 2024
Beginning assets under management	$76,985	$81,902	$158,887
Gross client cash inflows	3,635	2,575	6,210
Gross client cash outflows	(4,477)	(2,476)	(6,953)
Net client cash flows	(842)	99	(743)
Artisan Funds' distributions not reinvested[2]	(222)	—	(222)
Investment returns and other	5,179	4,739	9,918
Net transfers[3]	(46)	46	—
Ending assets under management	$81,054	$86,786	$167,840
Average assets under management	$78,511	$84,272	$162,783

June 30, 2024
Beginning assets under management	$77,414	$82,970	$160,384
Gross client cash inflows	3,377	2,227	5,604
Gross client cash outflows	(4,007)	(3,207)	(7,214)
Net client cash flows	(630)	(980)	(1,610)
Artisan Funds' distributions not reinvested[2]	(91)	—	(91)
Investment returns and other	292	(88)	204
Net transfers[3]	—	—	—
Ending assets under management	$76,985	$81,902	$158,887
Average assets under management	$77,008	$81,571	$158,579

September 30, 2023
Beginning assets under management	$69,144	$73,845	$142,989
Gross client cash inflows	3,313	2,288	5,601
Gross client cash outflows	(3,440)	(3,500)	(6,940)
Net client cash flows	(127)	(1,212)	(1,339)
Artisan Funds' distributions not reinvested[2]	(75)	—	(75)
Investment returns and other	(2,297)	(2,783)	(5,080)
Net transfers[3]	(15)	15	—
Ending assets under management	$66,630	$69,865	$136,495
Average assets under management	$69,042	$73,157	$142,199

______________________________________
1 Separate accounts and other consists of AUM we manage in or through vehicles other than Artisan Funds and Artisan Global Funds. This AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts and in our own private funds.
2 Artisan Funds' distributions not reinvested represents the amount of income and capital gain distributions that were not reinvested in the Artisan Funds.
3 Net transfers represent certain amounts that we have identified as having been transferred out of one investment strategy, investment vehicle, or account and into another strategy, vehicle, or account.

Exhibit 6
Artisan Partners Asset Management Inc.
Assets Under Management by Investment Team and Vehicle
(unaudited; in millions)

Nine Months Ended	By Investment Team[2]
	Growth	Global Equity	U.S. Value	International Value	Global Value	Sustainable Emerging Markets	Credit	Developing World	Antero Peak Group	International Small-Mid	EMsights Capital Group	Total
September 30, 2024
Beginning assets under management	$38,546	$13,725	$7,057	$41,009	$25,670	$917	$9,683	$3,453	$2,101	$7,151	$855	$150,167
Gross client cash inflows	2,794	427	398	4,640	2,355	1,010	3,519	451	343	665	1,399	18,001
Gross client cash outflows	(6,641)	(2,314)	(466)	(4,634)	(2,274)	(124)	(2,143)	(629)	(598)	(1,034)	(19)	(20,876)
Net client cash flows	(3,847)	(1,887)	(68)	6	81	886	1,376	(178)	(255)	(369)	1,380	(2,875)
Artisan Funds' distributions not reinvested[1]	—	—	—	(128)	—	—	(270)	—	—	—	—	(398)
Investment returns and other	4,963	1,927	822	6,061	3,977	203	833	950	557	529	124	20,946
Ending assets under management	$39,662	$13,765	$7,811	$46,948	$29,728	$2,006	$11,622	$4,225	$2,403	$7,311	$2,359	$167,840
Average assets under management	$39,326	$13,772	$7,329	$43,662	$27,617	$1,318	$10,784	$3,814	$2,248	$7,145	$1,499	$158,514

September 30, 2023
Beginning assets under management	$33,977	$13,871	$6,088	$30,210	$21,767	$873	$7,140	$3,466	$3,676	$6,752	$72	$127,892
Gross client cash inflows	2,905	667	195	6,149	1,304	63	2,542	488	311	529	736	$15,889
Gross client cash outflows	(5,093)	(2,205)	(556)	(3,222)	(3,130)	(217)	(1,506)	(1,277)	(1,695)	(665)	(1)	(19,567)
Net client cash flows	(2,188)	(1,538)	(361)	2,927	(1,826)	(154)	1,036	(789)	(1,384)	(136)	735	$(3,678)
Artisan Funds' distributions not reinvested[1]	—	—	—	—	—	—	(190)	—	—	—	—	$(190)
Investment returns and other	3,492	664	648	3,465	2,765	77	652	546	163	13	(14)	$12,471
Ending assets under management	$35,281	$12,997	$6,375	$36,602	$22,706	$796	$8,638	$3,223	$2,455	$6,629	$793	$136,495
Average assets under management	$36,812	$14,087	$6,489	$35,210	$23,203	$882	$8,118	$3,593	$3,260	$7,080	$248	$138,982

______________________________________
1 Artisan Funds' distributions not reinvested represents the amount of income and capital gain distributions that were not reinvested in the Artisan Funds.
2 Effective March 31, 2024, the International Small-Mid team, managing the Non-U.S. Small-Mid Growth strategy, became its own autonomous investment franchise. For comparability purposes, historical assets under management for both the Global Equity team and the International Small-Mid team are presented as though they were distinct teams prior to March 31, 2024.

Exhibit 6
Artisan Partners Asset Management Inc.
Assets Under Management by Investment Team and Vehicle
(unaudited; in millions)

Nine Months Ended	By Vehicle
	Artisan Funds & Artisan Global Funds	Separate Accounts and other [1]	Total
September 30, 2024
Beginning assets under management	$72,763	$77,404	$150,167
Gross client cash inflows	11,643	6,358	18,001
Gross client cash outflows	(12,866)	(8,010)	(20,876)
Net client cash flows	(1,223)	(1,652)	(2,875)
Artisan Funds' distributions not reinvested[2]	(398)	—	(398)
Investment returns and other	9,958	10,988	20,946
Net transfers[3]	(46)	46	—
Ending assets under management	$81,054	$86,786	$167,840
Average assets under management	$76,706	$81,808	$158,514

September 30, 2023
Beginning assets under management	$60,811	$67,081	$127,892
Gross client cash inflows	11,294	4,595	15,889
Gross client cash outflows	(11,074)	(8,493)	(19,567)
Net client cash flows	220	(3,898)	(3,678)
Artisan Funds' distributions not reinvested[2]	(190)	—	(190)
Investment returns and other	5,804	6,667	12,471
Net transfers[3]	(15)	15	—
Ending assets under management	$66,630	$69,865	$136,495
Average assets under management	$67,110	$71,872	$138,982

______________________________________
1 Separate accounts and other consists of AUM we manage in or through vehicles other than Artisan Funds and Artisan Global Funds. This AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts and in our own private funds.
2 Artisan Funds' distributions not reinvested represents the amount of income and capital gain distributions that were not reinvested in the Artisan Funds.
3 Net transfers represent certain amounts that we have identified as having been transferred out of one investment strategy, investment vehicle, or account and into another strategy, vehicle, or account.

Exhibit 7

Artisan Partners Asset Management Inc.
Investment Strategy AUM and Gross Composite Performance 1
As of September 30, 2024
(unaudited)

	Composite Inception Date							Average Annual Value-Added [2] Since Inception (bps)
		Strategy AUM (in $MM)[3]	Average Annual Total Returns (%)
Investment Team and Strategy			1 YR	3 YR	5 YR	10 YR	Inception
Growth Team
Global Opportunities Strategy	2/1/2007	$22,005	33.31%	2.69%	13.02%	12.42%	11.30%	439
MSCI All Country World Index			31.76%	8.08%	12.18%	9.38%	6.91%
Global Discovery Strategy	9/1/2017	$1,688	26.24%	0.10%	12.71%	---	13.59%	604
MSCI All Country World Small Mid Index			25.55%	3.08%	9.19%	---	7.55%
U.S. Mid-Cap Growth Strategy	4/1/1997	$12,792	17.31%	(4.94)%	10.57%	10.84%	14.19%	443
Russell Midcap® Index			29.33%	5.75%	11.28%	10.18%	10.38%
Russell Midcap® Growth Index			29.33%	2.31%	11.47%	11.29%	9.76%
U.S. Small-Cap Growth Strategy	4/1/1995	$3,177	26.30%	(5.22)%	8.64%	11.95%	10.64%	285
Russell 2000® Index			26.76%	1.84%	9.38%	8.78%	9.00%
Russell 2000® Growth Index			27.66%	(0.35)%	8.81%	8.94%	7.79%
Global Equity Team
Global Equity Strategy	4/1/2010	$360	33.07%	3.04%	10.28%	10.78%	11.94%	256
MSCI All Country World Index			31.76%	8.08%	12.18%	9.38%	9.38%
Non-U.S. Growth Strategy	1/1/1996	$13,217	26.72%	3.81%	7.01%	6.17%	9.58%	435
MSCI EAFE Index			24.77%	5.48%	8.19%	5.70%	5.23%
China Post-Venture Strategy	4/1/2021	$188	24.23%	(6.86)%	---	---	(6.90)%	492
MSCI China SMID Cap Index			13.70%	(11.17)%	---	---	(11.82)%
U.S. Value Team
Value Equity Strategy	7/1/2005	$4,931	25.22%	11.25%	14.56%	11.10%	9.78%	156
Russell 1000® Index			35.68%	10.82%	15.62%	13.09%	10.64%
Russell 1000® Value Index			27.76%	9.02%	10.68%	9.22%	8.22%
U.S. Mid-Cap Value Strategy	4/1/1999	$2,863	21.84%	7.05%	10.65%	8.38%	12.10%	241
Russell Midcap® Index			29.33%	5.75%	11.28%	10.18%	9.71%
Russell Midcap® Value Index			29.01%	7.38%	10.32%	8.93%	9.69%
Value Income Strategy	3/1/2022	$17	27.43%	---	---	---	6.98%	(603)
S&P 500 Index			36.35%	---	---	---	13.01%
International Value Team
International Value Strategy	7/1/2002	$46,605	27.80%	12.03%	13.84%	9.58%	12.01%	562
MSCI EAFE Index			24.77%	5.48%	8.19%	5.70%	6.39%
International Explorer Strategy	11/1/2020	$343	24.35%	5.54%	---	---	15.47%	601
MSCI All Country World Index Ex USA Small Cap (Net)			23.25%	1.39%	---	---	9.46%
Global Value Team
Global Value Strategy	7/1/2007	$29,390	30.55%	10.48%	12.07%	9.63%	9.30%	274
MSCI All Country World Index			31.76%	8.08%	12.18%	9.38%	6.56%
Select Equity Strategy	3/1/2020	$338	33.99%	9.58%	---	---	13.96%	(355)
S&P 500 Index			36.35%	11.90%	---	---	17.51%
Sustainable Emerging Markets Team
Sustainable Emerging Markets Strategy	7/1/2006	$2,006	25.90%	0.36%	6.41%	6.23%	5.73%	75
MSCI Emerging Markets Index			26.05%	0.40%	5.74%	4.02%	4.98%
Credit Team
High Income Strategy	4/1/2014	$11,295	15.87%	5.04%	7.14%	7.34%	7.21%	244
ICE BofA US High Yield Index			15.66%	3.08%	4.54%	4.95%	4.77%
Credit Opportunities Strategy	7/1/2017	$254	21.20%	12.21%	16.86%	---	13.82%	1,148
ICE BofA US Dollar 3-Month Deposit Offered Rate Constant Maturity Index			5.64%	3.50%	2.45%	---	2.34%
Floating Rate Strategy	1/1/2022	$73	9.34%	---	---	---	7.28%	67
Credit Suisse Leveraged Loan Total Return Index			9.65%	---	---	---	6.61%
Developing World Team
Developing World Strategy	7/1/2015	$4,225	44.55%	(2.18)%	13.81%	---	11.82%	728
MSCI Emerging Markets Index			26.05%	0.40%	5.74%	---	4.54%

Exhibit 7

Antero Peak Group
Antero Peak Strategy	5/1/2017	$2,175	44.33%	8.58%	14.92%	---	18.89%	429
S&P 500 Index			36.35%	11.90%	15.96%	---	14.60%
Antero Peak Hedge Strategy	11/1/2017	$228	38.42%	6.72%	11.67%	---	13.22%	(107)
S&P 500 Index			36.35%	11.90%	15.96%	---	14.29%
International Small-Mid Team
Non-U.S. Small-Mid Growth Strategy	1/1/2019	$7,311	20.80%	(2.29)%	8.66%	---	11.25%	303
MSCI All Country World Index Ex USA Small Mid Cap			23.01%	1.63%	7.25%	---	8.22%
EMsights Capital Group
Global Unconstrained Strategy	4/1/2022	$655	10.31%	---	---	---	10.38%	619
ICE BofA 3-Month Treasury Bill Index			5.46%	---	---	---	4.19%
Emerging Markets Debt Opportunities Strategy	5/1/2022	$1,024	16.07%	---	---	---	13.64%	663
J.P. Morgan EMB Hard Currency/Local Currency 50-50 Index			14.99%	---	---	---	7.01%
Emerging Markets Local Opportunities Strategy	8/1/2022	$680	15.74%	---	---	---	12.42%	287
J.P. Morgan GBI-EM Global Diversified Index			13.42%	---	---	---	9.55%

Total Assets Under Management		$167,840
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1 We measure the results of our “composites”, which represent the aggregate performance of all discretionary client accounts, including pooled investment vehicles, invested in the same strategy except those accounts with respect to which we believe client-imposed restrictions may have a material impact on portfolio construction and those accounts managed in a currency other than U.S. dollars (the results of these accounts, which represented approximately 16% of our assets under management at September 30, 2024, are maintained in separate composites, which are not presented in these materials). Returns for periods less than one year are not annualized.
2 Value-added is the amount, in basis points, by which the average annual gross composite return of each of our strategies has outperformed or underperformed its respective benchmark. See Forward-Looking Statements and Other Disclosures for further information on the benchmark indexes used. Value-added for periods less than one year is not annualized.
3 AUM for Artisan Sustainable Emerging Markets and U.S. Mid-Cap Growth strategies includes $97.7 million in aggregate for which Artisan Partners provides investment models to managed account sponsors (reported on a lag not exceeding one quarter).